Exhibit 21.1

LIST OF SUBSIDIARIES OF MIDLAND STATES BANCORP, INC.

Subsidiary	Organized Under Laws of	Percent Owned by the Company

Midland States Bank	State of Illinois	100%

Midland States Preferred Securities Trust	State of Delaware	100% of common securities